UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

ACASTI PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-35776	98-1359336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 Carnegie Center Suite 300
Princeton, New Jersey		08540
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 818 839-4378

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ACST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2024, Acasti Pharma Inc. (the “Company”) entered into an employment agreement with Prashant Kohli, the Company’s Chief Executive Officer (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Kohli is entitled to receive an annual base salary of $500,000 and an annual discretionary bonus of up to 50% of his annual base salary as determined by the Board of Directors (the “Board”). In order to earn the discretionary bonus, Mr. Kohli must remain employed with the Company throughout the year for which the bonus is paid, and must be actively employed in good standing on the date in which the bonus is paid.

In addition, the Letter Agreement provides that, subject to approval by the Board, Mr. Kohli may be granted from time to time an option (an “Option”) to purchase common shares of the Company (“Common Shares”) pursuant to the Company’s stock option plan (the “Plan”), with a price per share equal to the fair market value of a Common Share, as determined by the Board at the time of the grant, which will be conditioned upon (a) Mr. Kohli’s continued employment with the Company at the time of the grant, (b) entering into an option agreement with the Company (an “Option Agreement”) and (c) any other terms and conditions set forth in the Plan, the applicable Option Agreement and as may be determined by the Board in its sole discretion at the time of grant.

The term of the Letter Agreement commenced on August 12, 2024 and continues until terminated in accordance therewith. Either the Company or Mr. Kohli may terminate the Letter Agreement at any time, upon advanced written notice. The Letter Agreement also imposes certain confidentiality, non-competition and non-solicitation obligations on Mr. Kohli during the term of the Letter Agreement and for a specified time thereafter. The Letter Agreement provides for standard Company benefits, such as paid vacation and participation in the Company’s employee benefit plans and programs.

In the event that Mr. Kohli’s employment is terminated by the Company without Cause (as defined in the Letter Agreement), including after a change of control, and subject to his delivery to the Company of a general release of claims in a form acceptable to the Company, the Company will pay Mr. Kohli a continuation of his base salary then in effect for twelve (12) months after termination.

In connection with executing the Letter Agreement, Mr. Kohli also entered into the Company’s standard form of Confidentiality of Information and Ownership of Proprietary Property Agreement, which, among other things, (a) acknowledges the Company’s ownership rights in any proprietary property, (b) assigns any such ownership rights to the Company and (c) prohibits Mr. Kohli from disclosing certain confidential or proprietary information of the Company.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Letter Agreement by and between Prashant Kohli and the Company, dated August 12, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACASTI PHARMA INC.

Date:	August 16, 2024	By:	/s/ Robert J. DelAversano
Robert J. DelAversano Vice President, Finance